Exhibit 99.1

Rosetta Stone Inc. Announces Changes to Board of Directors

Board to Consist of Eight Directors Following 2013 Annual Meeting of Stockholders

ARLINGTON, VA — April 9, 2013 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced that Theodore J. Leonsis will resign effective at the Rosetta Stone 2013 annual meeting of stockholders, and Tom P.H. Adams and John E. Lindahl will not seek re-election to the Rosetta Stone board of directors at the company’s 2013 annual meeting of stockholders.

A member of Rosetta Stone’s Board since December 2009, Mr. Leonsis was instrumental in helping to bring Rosetta Stone President and CEO Stephen M. Swad to the company and has been an important advisor as Rosetta Stone transitions to a more online and cloud-based model.  Mr. Leonsis is leaving the Board to focus on his other businesses interests and investments, including Monumental Sports and Entertainment which owns the NBA’s Washington Wizards, NHL’s Washington Capitals, the WNBA’s Washington Mystics, and the Verizon Center; Revolution Growth, a speed up capital fund; SnagFilms, a company that offers independent movies on demand; and Groupon Inc. (NASDAQ: GRPN), where he serves as interim co-CEO.

Currently serving as the non-executive Chairman of the Board, Mr. Adams has been a member of the Rosetta Stone Board since January 2006. He served as the company’s President and CEO from February 2003 until February 2012, when he assumed the role of non-executive Chairman.  During Mr. Adams’s tenure as CEO, Rosetta Stone grew from a small, technology start-up into a global brand that has changed the way the world learns languages.  He was recently named to the Management Committee of Bridgewater Associates, an investment company that manages approximately $120 billion in global investments, and is not seeking re-election to the Board due to his responsibilities at Bridgewater.

A Director since February 2006, Mr. Lindahl is Managing Partner of Norwest Equity Partners, where he led Norwest’s investment in Rosetta Stone in 2006.  He will continue to oversee Norwest’s investments in Rosetta Stone and its other portfolio companies.

Commenting on the departures, Mr. Swad, President and CEO of Rosetta Stone, said, “All three of our departing Board members have made significant contributions to the development and evolution of Rosetta Stone and we are grateful for their services, advice and guidance over the years.  Tom was obviously instrumental in taking a small language technology start-up and growing it into the world leader we are today, but that would not have been possible without the investment and guidance offered by John and Norwest.  Finally, we would not be where we are today without Ted’s energetic and insightful advice on how to transform the company. I am pleased to have worked with them and believe that their impact on the company will be long lasting.”

Rosetta Stone has added three board members since December 2011: Marguerite W. Kondracke, James P. Bankoff, and Mr. Swad.  Following the departure of Messrs. Adams, Leonsis and Lindahl, Rosetta Stone’s Board will consist of eight directors.

About Rosetta Stone Inc.

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns languages. The company’s proprietary learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Tokyo, Seoul, London, Sao Paulo and Dubai.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

SOURCE: Rosetta Stone Inc.

Investor Contact:
Steve Somers, CFA

Vice President, Corporate Development, Investor Relations & Treasury

ssomers@rosettastone.com

703-387-5876

Media Contact:

Jonathan Mudd

Sr. Director, Global Communications

jmudd@rosettastone.com

571-357-7148